Exhibit 5.1

Mitchell Silberberg & Knupp llp A Law Partnership Including Professional Corporations

December 29, 2023

Board of Directors
Inpixon
2479 E. Bayshore Road
Suite 195
Palo Alto, CA 94303

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the filing of the Company’s registration statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 58,650,965 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2018 Employee Stock Incentive Plan, as amended (the “Plan”). The Shares are comprised of (i) 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of January 1, 2022, 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of April 1, 2022, 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of July 1, 2022, 450,119 additional shares of Common Stock reserved for future issuance under the Plan as of October 1, 2022, 714,178 additional shares of Common Stock reserved for future issuance under the Plan as of January 1, 2023, 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of April 1, 2023, 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of July 1, 2023, 3,000,000 additional shares of Common Stock reserved for future issuance under the Plan as of October 1, 2023, pursuant to the provisions of the Plan that provide for automatic quarterly increases in the number of shares available for issuance under the Plan and (ii) 39,486,668 shares of Common Stock that have not previously been registered but are available for issuance as a result of the 1-for-75 reverse stock split of the outstanding shares of Common Stock, effective as of October 7, 2022.

For purposes of rendering this opinion, we have examined the Plan, the Registration Statement, the Articles of Incorporation and the Bylaws of the Company, as amended or restated, the proceedings and other actions of the Company that provide for the issuance of the Shares, and such other documents and matters as we have deemed necessary for purposes of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons who have executed documents examined by us, the genuineness of all signatures on all documents examined by us, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. In rendering the opinion set forth below, we have assumed that certificates evidencing the Shares will be signed by the authorized officers of the Company and registered by the transfer agent and registrar and will conform to the specimen certificate for the Common Stock. In addition, we have assumed that the resolutions of the Company’s board of directors or its applicable committee authorizing the Company to issue and deliver the Shares will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

437 Madison Avenue, 25th Floor, New York, New York 10022 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

Inpixon December 29, 2023 Page 2

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued, delivered and paid for in accordance with the Plan and in the manner described in the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

This opinion is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Mitchell Silberberg & Knupp LLP
Mitchell Silberberg & Knupp LLP